Exhibit 99.1

Contact:	Sandy Martin
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Fiscal 2008 Second Quarter Results

•                  Solid Sales Increases - Consolidated  Sales Up 5.6% and Same Store Sales Up 2.8%

•                  Same Store Sales Increases at both Sally Beauty Supply and Beauty Systems Group

•                  Adjusted Earnings per Share of $0.10 after adjusting for Non-Cash Interest Rate Swap Expense

•                  Net Earnings of $12.4 million and Earnings per Share of $0.07

•                  Adjusted EBITDA increased to $79 million

•                  Company Announces Acquisition of Pro-Duo, N.V. as part of Sally International Expansion

DENTON, Texas, May 8, 2008 – Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the second quarter ended March 31, 2008.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Consolidated net sales for the fiscal 2008 second quarter were $643 million, an increase of 5.6% over the fiscal 2007 second quarter, and same store sales grew 2.8%,” stated Gary Winterhalter, President and Chief Executive Officer.  “We are pleased with the Company’s second quarter results.  Given the greater exposure to the U.S. retail consumer in our Sally Beauty Supply segment, I am encouraged by same store sales increases that have strengthened since our December quarter.  We are excited about the marketing and merchandising initiatives planned for Sally Beauty Supply, including the exclusive merchandising agreement in the U.S. and Canada for certain hair extension products promoting Paris Hilton.  The Sally segment acquisition of Pro-Duo, N.V., a 40-store beauty supply chain located in Belgium, France and Spain, is a critical step in our international expansion plan.  For the Beauty Systems Group segment, same store sales growth was solid in the second quarter, and we believe that our initiatives are in place to return BSG to historical levels of profitability during fiscal 2008, while implementing operating margin improvements for future years.”

FISCAL 2008 SECOND QUARTER AND YEAR-TO-DATE FINANCIAL RESULTS

Net Sales:  Consolidated net sales for the fiscal 2008 second quarter were $643.3 million compared to $609.3 million in the fiscal 2007 second quarter (an increase of 5.6%).  The Company’s consolidated same store sales increased by 2.8% during the fiscal 2008 second quarter over the fiscal 2007 second quarter.

For the six months ended March 31, 2008, consolidated sales were $1,299.1 million compared to $1,239.2 million for the six months ended March 31, 2007, an increase of 4.8%, which included a 2.4% consolidated same store sales increase.

Gross Profit:  For the fiscal 2008 second quarter, consolidated gross profit was $298.4 million and gross profit as a percentage of sales was 46.4% compared to 46.5% in the fiscal 2007 second quarter.

For the six months ended March 31, 2008, consolidated gross profit was $604.6 million, and gross profit, as a percentage of sales, was 46.5% compared to $567.5 million or 45.8% for the six months ended March 31, 2007.

Selling, General and Administrative Expenses:  For the fiscal 2008 second quarter, selling, general and administrative (SG&A) expenses were $221.1 million, or 34.4% of sales, versus $212.2 million, or 34.8% of sales, in the fiscal 2007 second quarter.  Fiscal 2008 second quarter SG&A expenses increased $8.9 million, or 4.2%, compared to the fiscal 2007 second quarter.  SG&A expense increases for the fiscal 2008 second quarter included $3.5 million of costs related to acquired businesses and increased rent expense of approximately $2.3 million, primarily for new stores.  SG&A expenses for the fiscal 2008 second quarter also included $1.6 million of share-based compensation compared to $0.6 million in the fiscal 2007 second quarter.  SG&A expenses include unallocated corporate expenses as detailed in the Company’s segment information on Schedule B.  Unallocated corporate expenses, including share-based compensation, for the fiscal 2008 second quarter were $20.2 million, compared to $19.5 million in the fiscal 2007 second quarter.

SG&A expenses for the six months ended March 31, 2008 were $445.6 million, or 34.3% of sales, versus $425.4 million, or 34.3% of sales for the six months ended March 31, 2007.  SG&A expenses for the six months ended March 31, 2008, increased $20.2 million, or 4.8%, compared to the six months ended March 31, 2007.  The $20.2 million increase included $12.1 million of costs related to acquired businesses and $1.5 million of retention incentives for Beauty Systems Group (“BSG”) direct sales consultants affected by the L’Oreal contractual changes during fiscal 2007.  In addition, SG&A expenses for the six months ended March 31, 2008, included $7.2 million of share-based compensation expense (of which $3.1 million represented the accelerated recognition of option expenses for certain retirement-eligible employees) compared to $6.3 million in the fiscal 2007 second quarter.  SG&A expenses include unallocated corporate expenses as detailed in the Company’s segment information on Schedule B.  Unallocated corporate expenses, including share-based compensation, were $43.0 million and $42.2 million for the six months ended March 31, 2008 and 2007, respectively. For fiscal year 2008, the Company currently expects unallocated corporate expenses to be approximately $80 to $85 million, including estimated share-based compensation expense of approximately $10 million.

Pro-Duo Acquisition for the Sally Beauty Supply Segment

On May 7, 2008, the Company acquired Pro-Duo, N.V., a 40-store beauty supply chain located in Belgium, France and Spain for 19.3 million Euros, or approximately $29.8 million, subject to certain adjustments.  Total revenues for Pro-Duo were approximately $31 million for the fiscal year ended June 30, 2007.  The acquisition was funded through $29.8 million in cash and borrowings on the Company’s asset-based revolving loan facility (“ABL”) and the assumption of 2.7 million Euros, or approximately $4 million, of debt from Pro-Duo.  This acquisition furthers our expansion plans within the European Union and is an important phase of Sally Beauty Supply’s international growth initiative.

Segment Results:

Sally Beauty Supply

During the fiscal 2008 second quarter, the Sally Beauty Supply segment net sales were $406.1 million, an increase of $23.9 million, or 6.3%, from the fiscal 2007 second quarter.  Sally Beauty Supply revenue increases were driven by same store sales growth of approximately 1.4%, acquisition-related revenue of 2.8%, and approximately 1.6% from new store openings.

Gross margin at Sally Beauty Supply for the fiscal 2008 second quarter was 51.1%, down from 51.5% in the fiscal 2007 second quarter.  Gross margin decreases in the Sally segment were primarily due to an increase in promotional sales and higher freight costs, as well as the impact of additional lower margin Sally international acquisition-related revenues.

Operating earnings for the fiscal 2008 second quarter for Sally Beauty Supply segment were $67.8 million, or 16.7% of sales, compared to $67.7 million, or 17.7% of sales in the fiscal 2007 second quarter.  Sally segment operating earnings as a percentage of sales decreased primarily due to a decrease in gross margin (as a percentage of sales), an increase in promotions and advertising, higher freight costs and the dilutive operating margin and incremental acquisition-related effects of the Sally international business.

The Sally Beauty Supply segment net sales were $815.6 million, an increase of $61.5 million, or 8.2%, from the six months ended March 31, 2007.  Sally Beauty Supply revenue increases were driven by same store sales growth of approximately 0.9%, acquisition-related revenue of 4.8%, and approximately 1.7%, from new store openings. Sally segment operating earnings were $139.5 million, or 17.1% of sales, and $133.2 million, or 17.7% of sales, for the six months ended March 31, 2008 and 2007, respectively.

During the fiscal 2008 second quarter, Sally Beauty Supply increased its store base by 13 net stores.  The Company ended its fiscal 2008 second quarter with 2,739 Sally Beauty Supply stores, an increase of 3.7% or 97 stores over the fiscal 2007 second quarter, including acquired stores.

Beauty Systems Group

During the fiscal 2008 second quarter, BSG net sales were $237.3 million, an increase of $10.2 million, or 4.5%, from the fiscal 2007 second quarter.  Same store sales for BSG increased by approximately 6.9% for the fiscal 2008 second quarter.  This increase and the sales increase from new stores were partially offset by a decline in revenues in our DSC channel due to the loss of the L’Oreal direct sales business during 2007.  During the fiscal 2008 second quarter, BSG:

•                  Acquired certain assets and distribution rights from a Joico and Iso distributor in California, Arizona and southern Nevada; and

•                  Acquired certain assets and distribution rights from a Paul Mitchell distributor in southern and central Texas.

BSG gross margin improved to 38.4% of sales in the fiscal 2008 second quarter, up from 37.9% of sales in the fiscal 2007 second quarter, primarily due to sales mix shifts between stores and the DSC channel.

BSG segment operating earnings for fiscal 2008 second quarter were $17.9 million, an increase of $5.3 million from the fiscal 2007 second quarter.  As a percentage of sales, operating margins were 7.6% in the fiscal 2008 second quarter, an improvement from 5.5% in the fiscal 2007 second quarter.  Operating margin improvements in the fiscal 2008 second quarter over the fiscal 2007 second quarter reflect the Company’s initiatives to increase non-L’Oreal revenues, tighten expense control initiatives across the business, reduce costs related to facilities closures, reduce retention incentives for DSCs related to the L’Oreal contractual changes, and increase profitability in our franchise-based business.

For the six months ended March 31, 2008, BSG segment net sales were $483.5 million, compared to $485.0 million for the six months ended March 31, 2007.  Same store sales for the BSG segment for the six months ended March 31, 2008 increased by approximately 7.2%.  This increase and the sales increase from new stores were partially offset by a decline in revenues in our DSC channel due to the loss of the L’Oreal direct sales business during fiscal 2007, as well as approximately $12 million of low-margin revenues during fiscal 2007 which were not repeated in the six months ended March 31, 2008.  BSG segment operating earnings for the six months ended March 31, 2008 were $39.0 million, or 8.1% of sales, versus $31.3 million, or 6.5% of sales, for the six months ended March 31, 2007.  Setting aside the impact of the warehouse optimization project expenses described below, the Company expects BSG operating margins to return to historical levels during the second half of fiscal 2008.

New store growth at BSG for the six months ended March 31, 2008 was 31 net stores.  The BSG segment ended fiscal 2008 second quarter with 905 stores, including 171 franchise locations, an increase of 6.8% or 58 stores over the fiscal 2007 second quarter.

The Company is in its second year of a two-year BSG warehouse optimization project.  For the fiscal year 2008, the Company projects capital expenditures to be approximately $15 million and related expenses to be approximately $4 million.  For the three and six months ended March 31, 2008, related expenses for new facility costs, moving expenses, facility closures and severance costs (including depreciation) totaled $1.7 million and $2.1 million, respectively.  The Company believes that annual savings from this program could be approximately $10 million beginning in fiscal 2009.

Interest Expense: Interest expense, net of interest income, for the fiscal 2008 second quarter was $47.6 million and included $8.6 million of non-cash expense related to the Company’s interest rate swap transactions.  The Company is accounting for these transactions on a marked-to-market basis, whereby changes in the fair value will increase or decrease net interest expense, and therefore affect reported net earnings and earnings per share.  Fiscal 2007 second quarter interest expense included $1.7 million of non-cash expense for the marked-to-market change in fair value for interest rate swap transactions.

Interest expense for the six months ended March 31, 2008, net of interest income, was $94.1 million, including $14.3 million of non-cash interest expense related to the interest rate swaps, compared to $62.1 million, including $0.7 million of non-cash interest expense related to the interest rate swaps, for the six months ended March 31, 2007.

Provision for Income Taxes:  Income taxes were $5.5 million for the fiscal 2008 second quarter and $14.5 million for the six months ended March 31, 2008.  The Company’s effective tax rate for fiscal 2008 is currently projected to be approximately 35.5%.

Net Earnings and Net Earnings Per Share (EPS):  For the fiscal 2008 second quarter, adjusted net earnings were $17.9 million, or $0.10 per diluted share, after adjusting for $5.5 million, or approximately $0.03 per share net of tax, in non-cash interest expense from marked-to-market changes in the fair value of the Company’s interest rate swaps.  For the fiscal 2007 second quarter, adjusted net earnings were $12.1 million, or $0.07 per diluted share, after adjusting for $1.1 million, or approximately $0.01 per share net of tax, in non-cash interest expense. On a GAAP basis, net earnings for the fiscal 2008 second quarter increased by 12.3% to $12.4 million, or $0.07 per diluted share, compared to $11.0 million, or $0.06 per diluted share, for the fiscal 2007 second quarter.

In this release and going forward, the Company is providing adjusted net earnings and adjusted EPS metrics solely for the purpose of adjusting for non-cash interest expense from marked-to-market changes in the fair value of the Company’s interest rate swaps.  Excluding this non-cash marked-to-market adjustment provides investors with a better depiction of the Company’s core operating results and provides a more informed baseline for modeling future earnings expectations.

For the six months ended March 31, 2008, adjusted net earnings were $35.9 million, or $0.20 per diluted share, after adjusting for $9.1 million or approximately $0.05 per share net of tax, in non-cash interest expense from marked-to-market changes in the fair value of the Company’s interest rate swaps.  For the six months ended March 31, 2007, adjusted net earnings were $14.6 million, or $0.08 per diluted share, after adjusting for $0.4 million for non-cash interest expense net of tax (there was no earnings per share impact).  On a GAAP basis, net earnings for the six months ended March 31, 2008 increased by 88.6% to $26.7 million, or $0.15 per diluted share compared to $14.2 million, or $0.08 per diluted share, for the six months ended March 31, 2007.

Adjusted (Non-GAAP) EBITDA:  A supplemental schedule is included reconciling GAAP net earnings to Adjusted EBITDA.  Adjusted EBITDA increased 10.6%, or $7.6 million, for the fiscal 2008 second quarter to $79.0 million, compared to $71.4 million for the fiscal 2007 second quarter.  For the six months ended March 31, 2008, Adjusted EBITDA increased by 12.0% to $166.2 million, compared to $148.4 million, for the six months ended March 31, 2007.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of March 31, 2008, was $31.4 million.  The Company’s ABL began the fiscal 2008 second quarter at $53.4 million of outstanding borrowings and ended the quarter at $33.9 million.  The decrease in the ABL borrowings was primarily due to improvements in working capital since the fiscal 2008 first quarter and the timing of interest payments.  Additional borrowing capacity on the ABL was approximately $318 million at the end of the fiscal 2008 second quarter.  In addition, the Company paid down $4.2 million of its Senior Term Loans during the fiscal 2008 second quarter.  The Company’s debt, excluding capital leases totaled $1.789 million as of March 31, 2008.  Inventories as of March 31, 2008 were $590.6 million, a decrease of $5.1 million from the fiscal 2008 first quarter ended.  The BSG segment continues to carry higher inventories due to new and expanded brand distribution rights coupled with the completed seeding of a new warehouse.  For the six months ended March 31, 2008, the Company’s capital expenditures totaled $25.7 million and are currently projected to be approximately $60 million for the 2008 fiscal year, excluding acquisitions.  Acquisitions during the fiscal 2008 second quarter totaled $14.3 million, primarily due to the two BSG-related acquisitions discussed above.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, www.sallybeautyholdings.com linking through to the “Investing” page and the “Events” page.  The conference call can be accessed by dialing 877-722-1364 (International:  706-634-8761).  The conference call ID number 27506616.  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  A telephone replay of the call will be available for 24 hours from about 12:00 p.m. (Central) on May 8, 2008 through 11:59 a.m. (Central) on May 9, 2008 by dialing 800-642-1687 (International:  706-645-9291) and referencing the conference ID number 27506616.  The webcast replay will also be available in the Investing section linking through to the Events section of the Sally Beauty Holdings, Inc. website at www.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.5 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,500 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Canada, Puerto Rico, Mexico, Japan, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 5,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit www.sallybeautyholdings.com.

Cautionary Language Concerning Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: our limited history as a stand-alone company; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; realizing the anticipated benefits of our separation from Alberto-Culver; since our separation from Alberto-Culver, our inability to achieve the benefits of scale that were achieved by Alberto-Culver prior to our separation from Alberto-Culver; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; the highly competitive and consolidating nature of the beauty products distribution industry; anticipating changes in consumer preferences and buying trends or to manage our product lines and inventory; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our Armstrong McCall business; the success of our new Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integration of businesses acquired in the future; opening and operating new stores profitably; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business in international markets; disruption in our information technology systems; natural disasters or acts of terrorism; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; significant restrictions on our ability to issue equity securities; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2007, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007

Net sales	$643,346	609,276	$1,299,133	$1,239,155
Cost of products sold and distribution expenses	344,922	326,258	694,540	671,645
Gross profit	298,424	283,018	604,593	567,510
Selling, general and administrative expenses (1) (2)	221,090	212,195	445,631	425,373
Depreciation and amortization	11,821	10,025	23,573	19,815
Sales-based service fee charged by Alberto-Culver	—	—	—	3,779
Transaction expenses (3)	—	27	—	21,484
Operating earnings	65,513	60,771	135,389	97,059

Interest expense, net(4)	47,642	42,947	94,125	62,050
Earnings before provision for income taxes	17,871	17,824	41,264	35,009
Provision for income taxes	5,475	6,785	14,525	20,829
Net earnings	$12,396	$11,039	$26,739	$14,180

Net earnings per share: (5)
Basic	$0.07	$0.06	$0.15	$0.08
Diluted	$0.07	$0.06	$0.15	$0.08

Weighted average shares: (5)
Basic	181,135	180,233	181,065	180,187
Diluted	182,931	182,646	182,914	182,603

(1)	Selling, general and administrative expenses include share-based compensation of $1,618 and $557 for the three months ended March 31, 2008 and 2007, respectively.

(2)

Selling, general and administrative expenses include allocated overhead costs from Alberto-Culver of $1,046 for the six months ended March 31, 2007; and share-based compensation of $7,210 and $6,264 for the six months ended March 31, 2008 and 2007, respectively.

(3)	Transaction expenses are one-time charges associated with the separation from Alberto-Culver on November 16, 2006.

(4)

Interest expense, net of interest income of $201 and $310 for the three months ended March 31, 2008 and 2007; and net of interest income of $420 and $1,323 for the six months ended March 31, 2008 and 2007, includes expense from marked-to-market adjustments for the interest rate swaps of $8,580 and $1,684 for the three months ended March 31, 2008 and 2007; and $14,260 and $691 for the six months ended March 31, 2008 and 2007, respectively.

(5)

The weighted average shares for the six months ended March 31, 2007 were calculated from November 16, 2006 through March 31, 2007, which represents the actual number of days the Company’s common stock were publicly traded.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007 (1)	2008	2007 (1)
Net sales:
Sally Beauty Supply (2)	$406,065	$382,176	$815,629	$754,125
Beauty Systems Group (2)	237,281	227,100	483,504	485,030
Total net sales	$643,346	$609,276	$1,299,133	$1,239,155

Operating earnings:
Sally Beauty Supply (2)	$67,819	$67,714	$139,462	$133,208
Beauty Systems Group (2)	17,942	12,597	38,972	31,319
Segment operating earnings	$85,761	$80,311	$178,434	$164,527

Unallocated corporate expenses (3)	(18,630)	(18,956)	(35,835)	(35,941)
Share-based compensation expense	(1,618)	(557)	(7,210)	(6,264)
Sales-based service fee charged by Alberto-Culver	—	—	—	(3,779)
Transaction expenses (4)	—	(27)	—	(21,484)
Interest expense, net of interest income	(47,642)	(42,947)	(94,125)	(62,050)
Earnings before provision for income taxes	$17,871	$17,824	$41,264	$35,009

(1)	Certain amounts for prior periods have been reclassified to conform to the current year presentation.

(2)	Segment allocation of an international subsidiary was changed from Beauty Systems Group to Sally Beauty Supply during the second quarter of fiscal year 2008.

(3)	Unallocated corporate expenses consist of corporate and shared costs and, for the six months ended March 31, 2007, include $1,046 of allocated overhead charges from Alberto-Culver.

(4)	Transaction expenses are one-time charges associated with the separation from Alberto-Culver on November 16, 2006.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net earnings (per GAAP)	$12,396	$11,039	$26,739	$14,180
Add:
Depreciation and amortization	11,821	10,025	23,573	19,815
Share-based compensation expense(1)	1,618	557	7,210	6,264
Sales-based service fee charged by Alberto-Culver (2)	—	—	—	3,779
Transaction expenses (3)	—	27	—	21,484
Interest expense, net of interest income (4) (5)	47,642	42,947	94,125	62,050
Provision for income taxes	5,475	6,785	14,525	20,829
Adjusted EBITDA (Non-GAAP)	$78,952	$71,380	$166,172	$148,401

Net earnings (per GAAP)	$12,396	$11,039	$26,739	$14,180
Add (Subtract):
Marked-to-market adjustment for the interest rate swaps	8,580	1,684	14,260	691
Tax provisions for the marked-to-market adjustments(6)	(3,089)	(630)	(5,134)	(258)
Adjusted net earnings, excluding the interest rate swaps (Non-GAAP)	$17,887	$12,093	$35,865	$14,613

Adjusted earnings per share - Diluted (Non-GAAP)	$0.10	$0.07	$0.20	$0.08

Weighted average shares - Diluted (7)	182,931	182,646	182,914	182,603

(1)

Share-based compensation expense, for the six months ended March 31, 2008, includes $3,095 of accelerated expense related to certain retirement eligible employees who are eligible to continue vesting awards upon retirement and, for the six months ended March 31, 2007, $5,265 of share-based compensation expenses related to accelerated vesting as a result of the separation transaction from Alberto-Culver.

(2)	The Alberto-Culver sales-based service fee ceased at the separation date of November 16, 2006 and the Company is not incurring any comparable expenses as a stand-alone company.

(3)	Transaction expenses are one-time charges associated with the separation from Alberto-Culver on November 16, 2006.

(4)

Interest expense, net of interest income, includes expense of $8,580 and $1,684 of marked-to-market adjustments for the interest rate swaps for the three months ended March 31, 2008 and 2007, respectively.

(5)

Interest expense, net of interest income, includes expense of $14,260 and $691 of marked-to-market adjustments for the interest rate swaps for the six months ended March 31, 2008 and 2007, respectively.

(6)	The tax provisions for the marked-to-market adjustments were calculated using 36.0% and 37.4% tax rates for the three and six months of March 31, 2008 and 2007, respectively.

(7)

The weighted average shares for the six months ended March 31, 2007 were calculated from November 16, 2006 through March 31, 2007, which represents the actual number of days the Company’s common stock were publicly traded.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	March 31,
	2008	2007

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	2,716	2,618
Franchise stores	23	24
Total Sally Beauty Supply stores	2,739	2,642
Beauty Systems Group:
Company-operated stores	734	676
Franchise stores	171	171
Total Beauty System Group stores	905	847
Total	3,644	3,489

BSG distributor sales consultants (end of period) (1)	1,014	1,036

Second quarter company-operated same store sales growth (2)
Sally Beauty Supply	1.4%	1.6%
Beauty Systems Group	6.9%	11.2%
Consolidated	2.8%	3.8%

(1)	Includes 350 and 360 distributor sales consultants as reported by franchisees as of March 31, 2008 and 2007, respectively.

(2)	Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(Dollars in thousands)

(Unaudited)

	March 31, 2008	September 30, 2007
Financial condition information (at period end):
Working capital	$401,091	$354,185
Cash and cash equivalents	31,420	38,272
Property and equipment, net	159,466	154,068
Total assets	1,431,751	1,404,503
Total debt, including capital leases	1,789,767	1,775,741
Total stockholders’ (deficit) equity	$(735,331)	$(767,710)

	As of
	March 31, 2008	Interest Rates
Debt position excluding capital leases (at period end)
ABL Facility	$33,878	Prime + up to 0.5% or Libor + 1.0-1.5%
Term Loan A (1)	138,750	Prime + 1.0-1.5% or Libor + 2.0-2.5%
Term Loan B (1)	906,200	Prime + 1.25-1.5% or Libor + 2.25-2.5%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	280,000	10.50%
Total debt	$1,788,828

Debt maturities excluding capital leases (2)
FY2008	$8,350
FY2009	24,200
FY2010	24,200
FY2011	39,200
FY2012	118,078
Thereafter	1,574,800
Total debt	$1,788,828

(1)	Interest rates on $500 million of these loans are fixed by interest rate swaps for a duration of 2 to 3 years from inception of loans.

(2)	Does not include any payments that may be required as part of an excess cash flow test of the Term Loans.